Exhibit 10.13
VIA TRANSPORTATION, INC.
CHANGE-IN-CONTROL AND SEVERANCE PLAN
The Company (as herein defined) hereby adopts the Via Transportation, Inc. Change-in-Control and Severance Plan for the benefit of certain senior executives of the Company and its Subsidiaries on the terms and conditions hereinafter stated. The Plan as set forth herein, is intended to, among other things, help retain qualified Eligible Executives (as defined below), maintain a stable work environment and provide economic security to Eligible Executives in the event of certain terminations of employment.
SECTION 1.    DEFINITIONS. As hereinafter used:
1.1    “Administrator” means the Compensation Committee of the Board (as defined below) or a designee thereof.
1.2    “Annual Bonus” means the annual incentive bonus actually earned by the Eligible Executive for the fiscal year immediately preceding the year of the Eligible Executive’s Termination Date.
1.3    “Base Salary” means the Eligible Executive’s annual base salary as in effect immediately prior to the Termination Date (as defined below).
1.4    “Board” means the Board of Directors of the Company.
1.5    “Cause” means: (i) a willful and unauthorized use or disclosure by the Eligible Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a willful and material breach by the Eligible Executive of any agreement between the Eligible Executive and the Company, and the Eligible Executive fails to remedy such condition after receiving written notice from the Company specifying the manner in which the Eligible Executive is alleged to have breached the applicable agreement and having had the opportunity to cure such failure within thirty (30) days from receipt of such notice; (iii) a willful and material failure by the Eligible Executive to comply with the Company’s written policies or rules resulting in material harm to the Company, and the Eligible Executive fails to remedy such non-compliance after receiving written notice from the Company specifying the manner in which the Eligible Executive is alleged to have failed to comply with the Company’s written policies or rules and having had the opportunity to cure such failure within thirty (30) days from receipt of such notice; (iv) Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony or other crime involving fraud or dishonesty towards the Company or material misuse of property of the Company; (v) Participant’s gross negligence or willful misconduct resulting in material harm to the Company and involving financial gain or benefit to the Eligible Executive; or (vi) a failure by the Eligible Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Eligible Executive’s cooperation. The Board shall give the Eligible Executive written notice of alleged Cause within thirty (30) days following the Board’s actual knowledge of the event alleged to have constituted Cause or Cause shall not exist. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by the Eligible Executive in bad faith and without reasonable belief that the Eligible Executive’s action or omission was in, and not opposed to, the best interests of the Company.
1.6    “Change in Control” shall have the meaning set forth in the Equity Plan.

1.7    “CIC Termination” means at any time during the Protected Period (as defined below), the Eligible Executive’s employment is terminated by the Employer other than for Cause or the Eligible Executive resigns employment from the Employer for Good Reason (as defined below); provided, that a “CIC Termination” shall not include (i) a termination of employment by the Employer for Cause; (ii) a voluntary resignation by the Eligible Executive from the Employer without Good Reason; or (iii) an end of the employment relationship with the Employer due to Disability (as defined below) or death.
1.8    “Code” means the Internal Revenue Code of 1986, as amended.
1.9    “Company” means Via Transportation, Inc., a Delaware corporation, or any successor.
1.10    “Disability” shall have the meaning set forth in the Eligible Executive’s employment agreement, and, if no such definition exists in that agreement, “Disability” means Eligible Executive is unable, due to physical or mental incapacity, to perform the Eligible Executive’s duties to the Employer for a period of either (i) 90 consecutive days or (ii) 180 days in any 365-day period; provided that such determinations shall be made by an independent physician selected by Eligible Executive and agreed to by the Administrator.
1.11    “Effective Date” means the effective date of the Company’s initial public offering pursuant to a registration statement filed with the U.S. Securities and Exchange Commission, as a result of or following which the Company shall have a class of securities listed on the NYSE or other national securities exchange.
1.12    “Eligible Executive” means any Tier 1 Executive or Tier 2 Executive (as defined below).
1.13    “Employer” with respect to an Eligible Executive means the Company or its Subsidiary, as applicable, that is the employing entity of such Eligible Executive.
1.14    “Equity Plan” means the Via Transportation, Inc. 2025 Omnibus Incentive Plan, as it may be amended from time to time.
1.15    “Good Reason” shall have the meaning set forth in any award agreement between the Eligible Executive and the Company evidencing an award of performance-based restricted stock units granted under the Equity Plan, and, if no such agreement exists (or no definition exists in such agreement), “Good Reason” shall mean any of the following, in each case without the prior consent of the Eligible Executive: (a) a material diminution of the Eligible Executive’s authority, duties or responsibilities; (b) a relocation of the Company’s principal office or the Eligible Executive’s position to a location outside of the Greater New York City metropolitan area; or (c) any material reduction in the Eligible Executive’s pay, equity compensation or benefits other than in connection with a company-wide salary reduction. Before the Eligible Executive terminates the Eligible Executive’s employment for Good Reason, (i) the Eligible Executive must provide the Company with written notice within 60 days of the event that the Eligible Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (ii) the Company must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition; and provided, further, that a termination for Good Reason must occur within 150 days after the occurrence of the event constituting Good Reason.

1.16    “Non-CIC Termination” means at any time, other than during the Protected Period, the Eligible Executive’s employment is terminated by the Employer other than for Cause or the Eligible Executive resigns from the Employer for Good Reason; provided that a “Non-CIC Termination” shall not include (i) a termination of employment by the Employer for Cause; (ii) a voluntary resignation by the Eligible Executive from the Employer without Good Reason; or (iii) an end of the employment relationship with the Employer due to Disability or death.
1.17    “Plan” means, this Via Transportation, Inc. Change-in-Control and Severance Plan, as set forth herein, as it may be amended from time to time.
1.18    “Protected Period” means the period commencing on the date three (3) months prior to the date of the Change in Control and ending on the twelve (12) month anniversary of the date of the Change in Control.
1.19    “Qualifying Termination Date” means the date on which an Eligible Executive incurs a Non-CIC Termination or CIC Termination.
1.20    “Release and Separation Agreement” means the Release and Separation Agreement substantially in the form attached hereto as Exhibit B.
1.21    “Severance Benefits Table” means Exhibit A,
1.22    “Subsidiary” means the Company and any other entity that, directly or indirectly through one or more subsidiaries or intermediaries that are entities is controlled by, or is under common control with, the Company.
1.23    “Target Bonus” means the annual target amount, expressed as a percentage of the Eligible Executive’s Base Salary, that the Eligible Executive is entitled to earn for the fiscal year in which the Eligible Executive’s Qualifying Termination Date occurs, as set forth in the Eligible Executive’s employment agreement or other applicable agreement.
1.24    “Termination Date” means the date on which an Eligible Executive’s employment with the Employer terminates for any reason.
1.25    “Tier 1 Executive” means the Chief Executive Officer of the Company.
1.26    “Tier 2 Executive” means an employee of the Company or any Subsidiary who reports directly to the Chief Executive Officer of the Company, as determined by the Administrator.
SECTION 2.    SEVERANCE BENEFITS
2.1    Accrued Compensation. Upon any termination of an Eligible Executive’s employment from the Employer, the Company shall pay to each Eligible Executive who incurs a Non-CIC Termination or CIC Termination, a lump sum payment in cash, as soon as practicable, but in any event before the earlier to occur of (x) the payment date required by applicable law and (y) thirty (30) days after the Termination Date, equal to the sum of: (i) the Eligible Executive’s accrued but unpaid Base Salary; (ii) the Eligible Executive’s Annual Bonus earned for any completed fiscal year if such bonus has not been paid as of the Termination Date; and (iii) if applicable, reimbursement for reasonable and necessary expenses incurred by the Eligible Executive as provided by the Company’s policies from time to time.

2.2    Non-Change in Control Severance. In addition to the Accrued Compensation payable under Section 2.1, the Company shall pay to each Eligible Executive who incurs a Non-CIC Termination an amount determined in accordance with the Severance Benefits Table (such amount, the “Non CIC-Severance Amount”). Payment of the Non-CIC Severance Amount shall be made in a lump sum as soon as reasonably practicable following the date on which the Release and Separation Agreement becomes effective and irrevocable in accordance with its terms; provided, that such amount shall be paid no later than March 15 of the year following the end of the fiscal year in which the Qualifying Termination Date occurred.
2.3    Change in Control Severance. In addition to the Accrued Compensation payable under Section 2.1, the Company shall pay to each Eligible Executive who incurs a CIC Termination an amount determined in accordance with the Severance Benefits Table (such amount, the “CIC Severance Amount”). Payment of the CIC Severance Amount shall be made in a lump sum as soon as reasonably practicable following the date on which the Release and Separation Agreement becomes effective and irrevocable in accordance with its terms; provided, that such amount shall be paid no later than March 15 of the year following the end of the fiscal year in which the Qualifying Termination Date occurred.
2.4    Other Benefits. Subject to the Eligible Executive properly and timely making an election under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide each Eligible Executive who incurs a Non-CIC Termination or CIC Termination with continued participation during the period set forth in the Severance Benefits Table for the Eligible Executive and the Eligible Executive’s eligible dependents in the Company’s group health, medical, dental, and vision programs or policies in which the such Eligible Executive participated as of the Qualifying Termination Date on the same basis as active employees (the “Healthcare Continuation Benefit”); provided, that the Company’s payment of such COBRA premiums shall be taxable as wages to the Eligible Executive. The Healthcare Continuation Benefit shall be provided concurrently with any health care benefit required under COBRA and shall become secondary to any Medicare coverage for which Executive becomes eligible to receive.
2.5    Conditions. Unless otherwise required by law, no Eligible Executive who incurs a Non-CIC Termination or CIC Termination shall be eligible to receive any payments or other benefits under Section 2.2, 2.3 and 2.4 of the Plan unless the Eligible Executive first executes and does not revoke the Release and Separation Agreement. An Eligible Executive must sign and return the Release and Separation Agreement no later than the date specified in that agreement and in any event within 60 days following the Eligible Executive’s Termination Date.
2.6    Restrictive Covenants. Following an Eligible Executive’s Termination Date, such Eligible Executive shall continue to be subject to any confidentiality, invention and assignment or other restrictive covenant to which the Eligible Executive is a party (including any non-competition covenant, non-solicitation covenant and/or non-disparagement covenant).
2.7    Section 409A. It is intended that the Plan constitute a “separation pay plan,” as defined in Section 409A of the Internal Revenue Code (“Section 409A”), and that each of the separately identified payments hereunder constitutes separate payments for purposes of Section 409A. Accordingly, to the maximum extent permitted, the payments under this Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A. No severance amount shall be paid later than the last day of the second taxable year of the Eligible Executive following the taxable year of the Eligible Executive in which the Eligible Executive’s Termination Date occurs. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Eligible Executive’s “separation from service” (as defined in Section 409A and regulations promulgated thereunder) shall instead be paid on the first business day after the date that is six (6) months following the Eligible Executive’s separation from service (or, if earlier, the Eligible Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Executive shall be paid to the Eligible Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of a payment, and in the event the period for executing the Release and Separation Agreement overlaps two calendar years, severance benefits shall be paid in the second year to the extent required in order to avoid an accelerated or additional tax under Section 409A. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment; the Eligible Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
2.8    Section 280G Treatment. Notwithstanding anything in the Plan to the contrary, in the event that any payment or benefit received or to be received by the Eligible Executive, whether pursuant to the terms of this Plan or any other plan, award, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In the case of such a reduction in the Total Payments, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first, (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced, (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced, (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro rata.

SECTION 3.    PLAN ADMINISTRATION.
3.1    The Administrator shall have the exclusive right, power and authority, in the Administrator’s sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Administrator shall have all powers reasonably necessary to carry out the Administrator’s responsibilities under the Plan including, but not limited to, the sole and absolute discretionary authority to: (i) administer the Plan in accordance with its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; and (iv) process and approve or deny all claims for benefits. The decision of the Administrator on any disputed question arising under the Plan, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan.
3.2    The Administrator may delegate any of the Administrator’s duties hereunder to such person or persons from time to time as it may designate.
3.3    The Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of the Administrator’s duties under the Plan. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 4.    PLAN MODIFICATION OR TERMINATION.
4.1    The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Executive and without regard to the effect of the amendment or termination on any Eligible Executive or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, an Eligible Executive’s rights to receive payments and benefits pursuant to the Plan in connection with a CIC Termination may not be adversely affected, without the Eligible Executive’s written consent, by an amendment or termination of the Plan during the Protected Period.
SECTION 5.    GENERAL PROVISIONS.
5.1    Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective. When a payment is due under this Plan to an Eligible Executive who is unable to care for the Eligible Executive’s affairs, payment may be made directly to the Eligible Executive’s legal guardian or personal representative, upon proof or establishment of same.
5.2    If the Company or any affiliate thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.3    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Employer, and all Eligible Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.
5.4    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
5.5    This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive, present and future, and any successor to the Company. If an Eligible Executive shall die after severance benefits have become payable under Section 2 above, and while any amount would still be payable to such Eligible Executive hereunder if the Eligible Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Executive’s estate.
5.6    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
5.7    The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Eligible Executive shall have any right to, or interest in, any assets of any company which may be applied by the Company to the payment of benefits or other rights under this Plan.
5.8    Any notice or other communication required or permitted to be given pursuant to the terms hereof shall have been duly given when delivered personally or via email to the recipient’s last known email address, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the recipient at his, her or its last known mailing address.
5.9    This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control.
5.10    All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Administrator.

EXHIBIT A
SEVERANCE BENEFITS TABLE
All benefits set forth in this Exhibit A are subject to the terms and conditions of the Via Transportation, Inc. Change-in-Control and Severance Plan.

Tier Level	Type of Severance	Cash Severance	Equity Vesting Acceleration	Healthcare Continuation Benefit

Tier 1 (CEO)	Non-CIC Severance Benefits	An amount equal to the Base Salary.	As set forth in the applicable equity award agreement.	Healthcare Continuation Benefit for a period of twelve (12) months.

	CIC Severance Benefits	An amount equal to the sum of (A) 1.5 times the Base Salary and (B) 1.5 times the Target Bonus.	Full vesting acceleration of any time-based equity awards (with performance-based equity awards treated as set forth in the applicable performance-based equity award agreement).	Healthcare Continuation Benefit for a period of eighteen (18) months.

Tier 2 (CEO’s Direct Reports)	Non-CIC Severance Benefits	An amount equal to 0.75 times Base Salary.	As set forth in the applicable equity award agreement.	Healthcare Continuation Benefit for a period of nine (9) months.

	CIC Severance Benefits	An amount equal to the sum of (A) the Base Salary and (B) the Target Bonus.	Full vesting acceleration of any time-based equity awards (with performance-based equity awards treated as set forth in the applicable performance-based equity award agreement).	Healthcare Continuation Benefit for a period of twelve (12) months.

EXHIBIT B